SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

June 30, 2004
Date of Report (Date of earliest event reported)

Weider Nutrition International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14608	87-0563574
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2002 South 5070 West Salt Lake City, Utah		84104-4726
(Address of principal executive offices)		(Zip Code)

(801) 975-5000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

On June 30, 2004, we entered into, through our wholly-owned direct operating subsidiary Weider Nutrition Group, Inc. (“WNG”), a new $25.0 million revolving credit facility (the “New Credit Facility”) with KeyBank National Association, as Agent.  The New Credit Facility replaced our previous credit facility, which was terminated on June 30, 2004.

The New Credit Facility contains customary terms and conditions, including, among others, financial covenants and certain restrictions.  WNG’s obligations under the New Credit Facility are guaranteed by us and secured by a first priority security interest on all of the capital stock of WNG.  If our total leverage ratio exceeds 1.0:1.0 our obligations will also be secured by a first priority security interest in substantially all of our domestic assets.  In the event we exceed certain other ratios, we will be subject to a borrowing base and will be able to borrow up to the lesser of $25.0 million or the sum of (i) 85% of eligible accounts receivable and (ii) 65% of eligible inventory.  Borrowings under the New Credit Facility bear interest at floating rates and the New Credit Facility matures on June 30, 2007, unless we elect to extend the maturity date in accordance with the terms of the New Credit Facility.

We anticipate that the New Credit Facility will be used to fund our normal working capital and capital expenditure requirements, with availability to fund certain permitted strategic transactions.  At the inception of the New Credit Facility, no borrowings were outstanding.

The foregoing description of the New Credit Facility and the related Guaranty is qualified in its entirety by reference to the documents attached to this report as exhibits and incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)   Exhibits

10.1                           Revolving Credit Agreement dated as of June 30, 2004 among Weider Nutrition Group, Inc., the financial institutions listed on Schedule 1 and KeyBank National Association, in its capacity as Agent.

10.2                           Guaranty  dated as of June 30, 2004 by Weider Nutrition International, Inc., in favor of KeyBank National Association , as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIDER NUTRITION INTERNATIONAL, INC.

	By:	/s/ Joseph W. Baty
Name: Joseph W. Baty
Title: Executive Vice President and Chief
Financial Officer
Date: July 6, 2004